EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into this first day of October, 2008 (the "Effective Date") by and between Far East Energy Corporation, a Nevada corporation ("Company"), and Andrew Lai ("Employee").

WHEREAS, the Company and Employee previously entered into an Employment Agreement dated January 29, 2007 (the "Prior Agreement");

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement; and

WHEREAS, the Company wishes to assure itself of the services of Employee as the Company's Chief Financial Officer for the period provided in this Agreement, and Employee is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided beginning on October 1, 2008 (the "Effective Date").

1. Term.  The term of employment under this Agreement shall commence and this Agreement shall commence on the Effective Date and shall continue for a period ending on the second anniversary of the Effective Date, unless extended or sooner terminated in accordance with the terms hereof (the "Term").  Upon mutual agreement of the Company and Employee, this Agreement may be extended on the same terms and conditions for such period as the parties may agree.

2. Employment; Duties.  During the Term, Employee shall be employed by Company, and Employee shall serve as the Company's Chief Financial Officer and shall have such duties, responsibilities and authority as shall be consistent with that position. Employee shall report directly to the Company's Chief Executive Officer and Board of Directors (the "Board").  Employee shall devote his full business time (except holidays and vacation time described in Section 4), attention and best efforts to all the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

3. Compensation.  During the Term, Employee shall receive an annual base salary of not less than US$195,000, payable in equal semi-monthly installments (the "Base Salary"). In addition to the Base Salary, during the Term, Employee shall be eligible to receive an annual discretionary performance bonus in an amount equal to up to 45% of his Base Salary, with the performance criteria to be established by the Compensation Committee of Company (or the Board, if the Company does not have a Compensation Committee) in discussions with Employee (each a "Bonus"). The Compensation Committee (or the Board, if the Company does not have a Compensation Committee) may review the Base Salary, Bonus and other compensation of Employee based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board, if the Company does not have a Compensation Committee) and make such increases, supplemental bonus payments, or other incentive awards as it deems appropriate. Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of US$195,000.  In addition to the Base Salary, the Bonus and other compensation described in this Section 3, to the extent permitted by applicable law, Employee shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by Company) including, but not limited to, medical, dental, life and disability insurance which Company now or in the future pays or subsidizes for any of its employees in the same class as Employee whose primary location of work for the Company is in the United States.

4. Holidays and Vacation.  During the Term, Employee shall be entitled to receive the designated holidays established by the Company during each calendar year.  Any holiday time accruing during one calendar year must be used by Employee during the calendar year in which such holiday time accrues and shall not carry over to the succeeding year.  In addition, Employee shall be entitled to receive and accrue vacation days in accordance with the Company's vacation policy as such is in effective from time to time.

5. Expense Reimbursement.  Employee shall be reimbursed by the Company in accordance with the Company's business travel and expenditure policy for all reasonable out-of-pocket disbursements incurred by Employee in connection with the performance of his services under this Agreement, including but not limited to travel expenses. Such reimbursement shall be made by the Company as soon as reasonably practical following the Company's receipt of a reimbursement request by Employee in accordance with the Company's business travel and expenditure policy.

6. Option Grant.  Company and Employee agree that, on October 1, 2008 (the "Date of Grant"), Employee will receive an option (the "Options") to acquire up to 100,000 shares of the common stock of the Company at an exercise price equal to the "fair market value" (as defined in the Company's 2005 Stock Incentive Plan (the "2005 Plan")) of the Company's common stock on the Date of Grant, with one-third (1/3) of such shares of common stock vesting on the Date of Grant and an additional one-third (1/3) of such shares of common stock vesting on the two subsequent anniversaries of the Date of Grant, subject to Employee's continued employment with the Company.  Company and Employee also agree that, on the Date of Grant, Employee will receive 45,000 shares of restricted stock (the "Restricted Stock"), with one-third (1/3) of such shares of common stock vesting on the first anniversary of the Date of Grant and an additional one-third (1/3) of such shares of common stock vesting on the two subsequent anniversaries of the Date of Grant, subject to Employee's continued employment with the Company.  Company will grant such Options and Restricted Stock under the Company's 2005 Plan.

7. Termination.

(a)           Death.  The Term and Employee's employment hereunder shall terminate upon Employee's death.

(b)           Disability.  In the event Employee incurs a Disability for a continuous period exceeding thirty (30) days, the Company may, at its election, terminate the Term and Employee's employment by giving Employee a notice of termination as provided in Section 7(e).  The term "Disability" as used in this Agreement shall mean the inability of Employee to substantially perform his duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Employee.

(c)           Cause.  The Company may terminate this Agreement and the Term and discharge Employee for Cause by giving Employee a notice of termination as provided in Section 7(e).  "Cause" shall mean: (i) Employee's gross and willful misappropriation or theft of the Company's or its respective subsidiary's funds or property, (ii) Employee's commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee's conviction of or entering of a plea of guilty or nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee's material breach of this Agreement or failure to perform any of his material duties owed to the Company or their respective subsidiaries, or (iv) Employee's commission of any act involving willful malfeasance or gross negligence or Employee's failure to act involving material nonfeasance.

(d)           Good Reason.  Employee may terminate his employment and the Term at any time for Good Reason (as defined below) by giving written notice as provided in Section 7(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason.  Notwithstanding the foregoing to the contrary, for the termination of employment to be for Good Reason Employee's Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder) must occur within two years following the initial existence of one or more of the Good Reason conditions enumerated below.  "Good Reason" shall mean the occurrence of any of the following during the Term without Employee's consent and without the same being corrected within thirty (30) days after the Company being giving notice thereof:

(i) the Company  materially reduces Employee's title, duties or responsibilities under Section 2;

(ii) the Company fails to pay any regular semi-monthly installment of Base Salary to Employee and such failure to pay continues for a period of more than thirty (30) days;

(iii) the Company materially reduces Employee's Base Salary or eliminates Employee's eligibility to participate in the discretionary performance bonus program for which he is eligible pursuant to Section 3;

(iv) the Company materially changes the geographic location of the performance of Employee's duties; or

(v) any other material breach of this Agreement by the Company.

(e)           Notice of Termination.  Any termination of this Agreement by the Company or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Company and Employee, shall be effective immediately upon such notice.  Notwithstanding the foregoing, if this Agreement is being terminated for Good Reason, the date of the termination shall be the end of the thirty (30) day "cure" period set forth in Section 7(d) above, or if sooner, the date the Company notifies Employee in writing that it will not make a correction.

(f)           Assistance After Termination.  From and after the termination of this Agreement by the Company or by Employee, Employee agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Company or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of Employee as an officer, agent, affiliate, director, manager or authorized representative of the Company or any other positions that Employee holds with the Company or their respective subsidiaries.

(g)           Separation and Release.  In order to receive the payments set forth in this Section 7, Employee must first execute a separation agreement and release of all claims (other than the benefits under Section 8) in a form suitable to the Company.

8. Payments Upon Termination.

(a)           Death or Disability.  If Employee's employment shall be terminated by reason of death or Disability, the Company shall pay Employee's estate or Employee the portion of the Base Salary which would have been payable to Employee through the date his employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Employee but not yet paid to Employee under Section 3.  In the event of the death or Disability of Employee, then any payment due under this Section 8(a) shall be made to Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

(b)           Cause and Voluntary Termination.  If Employee's employment shall be terminated for Cause or Employee terminates his employment (other than for death or Disability), then without waiving any rights or remedies by reason thereof:

(i)           the Company shall pay Employee his Base Salary and all amounts, in each case, actually earned, accrued or owing as of the date of termination but not yet paid to Employee under Section 3 through the date of termination;

(ii)           Employee shall be entitled to exercise within 90 days after the date of termination of Employee's employment all options granted to him under this Agreement or otherwise to the extent vested and exercisable at the date of termination of Employee's employment; and

(iii)           except as otherwise provided in this subsection (b), the Company shall have no further obligations to Employee under this Agreement.

(c)           Without Cause; Good Reason; Change in Control.  If Employee's employment is terminated by the Company without Cause or Employee terminates his employment for Good Reason (other than as a result of death, Disability or Cause as specified in Section 7(a) or (b) above):

(i)           if such termination is by the Company without Cause at a date on or after 120 days after the Effective Date or is by Employee for Good Reason, then Employee shall be entitled to a lump sum payment in an amount equal to one hundred percent (100%) of Employee's annual Base Salary in the year in which he experiences a Separation of Service; provided that, notwithstanding the foregoing, if Employee's employment is terminated, either without Cause or for Good Reason, on or within 24 months after a Change of Control (as defined below), then the Company shall pay Employee a lump sum payment in an amount equal to two hundred percent (200%) of Employee's annual Base Salary in the year of such termination;

(ii)           Employee shall be entitled to all amounts earned, accrued or owing through the date his employment is terminated but not yet paid to Employee under Section 3; and

(iii)           Employee shall be entitled to exercise all options granted to him to the extent vested and exercisable at the date of termination of Employee's employment.

(d)           The payment of the lump sum amount under Section 8(c)(i) shall be made on the earlier of the date ending on the expiration of thirty (30) days following the earlier of the date of the termination of employment or the death of Employee; provided that notwithstanding the foregoing, to the extent any payment under Section 8(c)(i) is "nonqualified deferred compensation" and Employee is considered a "Key Employee" of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the date ending on the expiration of six months and one day following the date of such Separation from Service of Employee, or if earlier, the date of Employee's death.  For purposes of this Agreement, a Key Employee means a "specified employee" as described under Code Section 409A.  Within three months following Employee's termination of employment, Employee or Employee's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him to the extent such options are vested and exercisable at the time of such termination pursuant to this Agreement or otherwise and all such options not exercised within such three month period shall be forfeited.  All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Employee's termination of employment shall be forfeited.  Employee shall not be under any duty or obligation to seek or accept other employment following Employee's termination of employment by the Company or Employee and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment.

(e)           For purposes of this Agreement, a "Change of Control" shall mean:

(i)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Employee, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Employee or by any affiliate of Employee or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (ii) of this Section 8(e);

(ii)           the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

(iii)           the (A) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;

(iv)           if individuals who, as of the Effective Date constitute the Board of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided further that in no event shall any such individual be deemed to be a member of the Incumbent Board, whether or not previously or currently a member of the Incumbent Board, if such individual's assumption of office occurs, directly or indirectly, as a result of either an actual or threatened election contest subject to Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(v)           the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

9. Binding Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives and permitted successors and assigns.  If the Company shall at any time be  merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Employee, his beneficiaries or estate, shall be paid.

10. Dispute Resolution.  Any controversy or claim arising with regard to this Agreement shall be settled by expedited arbitration in accordance with the provisions of the Texas Arbitration Act. The controversy or claim shall be submitted to an arbitrator appointed by the presiding judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Any appeal arising out of the ruling of any arbitrator shall be determined in a court of competent jurisdiction in Houston, Texas, or the federal court for Houston, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction.  The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney's fees, court costs and all related costs from the non-prevailing party.

11. Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effect the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement.  Without limiting the foregoing, Section 7(f) and (g) and Sections 8 through 23 shall expressly survive the termination of this Agreement.

12. Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, dependents or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

13. Compliance with IRS 409A.  It is the intent of this Agreement that no payment to Employee shall result in nonqualified deferred compensation within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder.  The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A Code, in each case, without the consent of Employee.  Notwithstanding the foregoing, the Company makes no representation that the benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.  In addition, the following delays of payment will not in and of themselves constitute a violation of the deferral or distribution requirements of Section 409A of the Code or a breach of this Agreement so long as such delays are based on the Company's reasonable understanding that such payment would:

 (i)           limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which Employee terminates employment;

(ii)           violate the term of a loan agreement, or other similar contract, to which the Company is a party and such violation will cause material harm to the Company; provided payment shall be made at the earliest date at which the Company reasonably anticipates that making such payment will not cause such violation or such violation will not cause material harm to the Company; or

(iii)           violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonable anticipates making the payment will not cause such violation.

14. Amendments to this Agreement.  Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3 and Section 13, this Agreement may not be modified or amended except by an instrument in writing signed by Employee and the Company.  No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

15. Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16. Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

17. Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed duly delivered (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

If to Company:

Far East Energy Corporation
363 North Sam Houston Parkway East
Suite 380
Houston, Texas 77060
Attention:  Chairman of Compensation Committee

If to Employee:

Andrew Lai
3760 Harper Street
Houston, Texas 77005
Email address: atty.andrew.lai@gmail.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Governing Law.  This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

20. Withholding.  All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local, social security or otherwise) to the extent required by applicable law.

21. Counterparts.  This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

22. Amendment and Restatement.  This Agreement constitutes an amendment, modification and restatement of the Prior Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Employee, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided and not expressly provided for in this Agreement.

23. Conflict.  In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of any option, restricted stock or other equity award agreement with Employee or any equity plan of the Company, on the other hand, with respect to the exercise of any option, restricted stock or other equity award granted or awarded by the Company to Employee, the effect of a Change of Control or the vesting of such option, restricted stock or other equity award upon or following termination of employment or a Change of Control, the terms and conditions of this Agreement shall control.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and Employee has placed his signature hereon, effective as of the Effective Date.

COMPANY:

FAR EAST ENERGY (BERMUDA), LTD.

By:   /s/ Michael R. McElwrath
Name:  Michael R. McElwrath
Title:   Chief Executive Officer

EMPLOYEE:

By: /s/ Andrew Lai
       Andrew Lai